Exhibit 10.1
Veramark Technologies, Inc.
3750 Monroe Avenue
Pittsford, NY 14534

March 29, 2007
Mr. David G. Mazzella
3750 Monroe Avenue
Pittsford, NY 14534
Dear Mr. Mazzella:
     You have announced your decision to retire as an employee of the Corporation on December 31, 2007 and resign your position on your retirement date and concurrent with the end of the term of your Employment Agreement dated March 28, 2005. The Compensation Committee of the Board of Directors (the “Committee”) of Veramark Technologies, Inc. (the “Corporation”) believes it to be in the best interests of the Corporation and its shareholders that, from this date and until your declared retirement date, your time and efforts be focused on a smooth transition of leadership and, specifically, on achieving significant improvement in the financial performance of the Corporation; and, if such improvement as hereinafter defined is realized, to provide you with the bonus opportunity and payment as set forth in this letter.
     This bonus arrangement is subject to the following terms and conditions:
1.	Your bonus opportunity is $165,000 (“Bonus Award”).

2.	To receive the Bonus Award, the Corporation must achieve (i) Total Net Sales of not less than $13,500,000 and (ii) Operating Income of not less than $950,000 for the calendar year ending December 31, 2007. If only one of these goals is achieved, your bonus will equal one half of the Bonus Award. If neither of these goals is achieved, no bonus would be earned. However, the Committee retains the discretion in determining whether a bonus would be awarded in the event that the minimum goal was not met but the achievement was close to the goal, and whether more than the specified bonus would be awarded in the event that one or both of the goals were substantially exceeded.

3.	Total Net Sales shall be defined to mean that amount identified as “Total Net Sales” of the Corporation as set forth in the audited financial report of the Corporation for the calendar year ending December 31, 2007. Operating Income shall be the Operating Income of the Corporation based on the audited financial report of the Corporation for the calendar year ending December 31, 2007 before income taxes and before any expense for the payment to be made under this bonus arrangement. Total Net Sales and Operating Income, for the purpose of calculating your Bonus Award, shall be adjusted for any extraordinary items or transactions not arising out of the ordinary course of business.

4.	Your bonus arrangement will be administered by the Committee. The Committee will have full authority and discretion to interpret the provisions of this bonus arrangement, and any decision or determination it shall make will be final.

5.	No payment shall be made under this bonus arrangement should you decide to retire from the Corporation prior to your stated retirement date or otherwise not be an employee of the Corporation on December 31, 2007.

6.	This bonus arrangement is in addition to any bonus payment you may earn under the Corporation’s 2007 Management Bonus Plan

7.	Any payment earned under this bonus arrangement shall be made within thirty (30) days of the completion of the audit for the calendar year ending December 31, 2007, less any applicable withholdings.
     Please evidence your understanding and agreement to the terms and conditions set forth in this letter.

Very truly yours, Veramark Technologies, Inc.
By:	/s/ Charles A. Constantino
Charles A. Constantino,
Chairman, Compensation Committee of the Board of Directors

Acknowledged and agreed:

/s/ David G. Mazzella
David G. Mazzella
March 29, 2007